Exhibit 10.14

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is entered into as of August 17, 2011 (the “Effective Date”) by and between BIOCEPT, INC., a California corporation having an address of 5810 Nancy Ridge Drive, Suite 150, San Diego, CA 92121 (“Biocept”), and CLARIENT DIAGNOSTIC SERVICES, INC., a Delaware corporation having an address of 31 Columbia, Aliso Viejo, California 92656 (“Clarient”).

WHEREAS, Clarient is engaged in the business of providing oncology laboratory testing services for community hospitals and pathologists and oncologists;

WHEREAS, Biocept has developed expertise and proprietary technology in enrichment, extraction and analysis of circulating tumor cells for use in diagnostic tests used for the non-invasive and early stage detection of metastatic or recurrent cancers; and

WHEREAS, Clarient and Biocept desire to collaborate to develop and commercialize one or more Diagnostic Tests, as defined herein, using their respective technologies and expertise, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:

1.	DEFINITIONS

1.1 “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include any company more than 50% of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a party, and any company which owns or controls, directly or indirectly, more than 50% of the voting stock of a party. Affiliates of Clarient shall be deemed to include entities forming part of the GE Healthcare business only and shall not include any other entities whose ultimate parent is General Electric Company.

1.2 “Assay” shall mean Biocept’s OncoCEE-BR™ assay which incorporates circulating tumor cell enumeration by cytokeratin (and CEE-Enhanced™ when available and validated by Biocept), HER2 by fluorescence in situ hybridization, and estrogen receptor / progesterone receptor by immunocytochemistry, and any improvements or enhancements thereto, appropriately validated, exclusive of new analytes.

1.3 “Biocept Trademarks” shall mean Biocept, Inc., “OncoCEE-BRTM”, “OncoCEE ™”, “CEE-SureTM”, CEE-Enhanced™”, and/or such other trademarks and trade names owned or licensed, and used, by Biocept and/or its Affiliates in the Territory to identify the Diagnostic Tests, in each case, whether or not registered.

1.4 “Clarient Trademarks,” shall mean ClarientTM, Clarient Diagnostic Services, Inc., and/or such other trademarks and trade names owned or licensed and used by Clarient to identify the Diagnostic Tests, in each case, whether or not registered.

1.5 “CLIA” shall mean the Clinical Laboratory Improvement Amendments of 1988, as it may be amended from time to time.

1.6 “Collaboration” shall have the meaning provided Section 3.1.

1.7 “Collaboration Assay(s)” shall have the meaning provided in Section 3.5(e).

1.8 “CPT Code” shall mean the American Medical Association’s (“AMA”) “Current Procedural Terminology” as published in the AMA’s CPT Process Manual, Fourth Edition and any such future editions, for procedures used in performance of the Assay, and amounts reimbursed by Medicare for such procedures for location 26, as modified annually.

1.9 “Designated Executive Officer” shall mean the executive officers of each party designated in writing be each party as being responsible for resolving disputes related to the Collaboration, which shall initially be David Hale on behalf of Biocept and Dave Daly on behalf of Clarient.

1.10 “Diagnostic Test(s)” shall mean the Assay, and/or any Collaboration Assay which is added to this Agreement pursuant to Section 3.5(e), performed as a clinical reference laboratory test.

1.11 “FDA” shall mean the United States Food and Drug Administration, or any successor federal agency thereto.

1.12 “HIPAA” shall mean, collectively, the Health Insurance Portability and Accountability Act of 1996, as amended, and all regulations promulgated thereunder at 45 C.F.R. parts 160 through 164, and the Health Information Technology for Economic and Clinical Health Act of 2009 and related regulations and guidelines.

1.13 “Intellectual Property Rights” means all now or hereafter existing patents, patent applications, copyrights, trademarks (including service marks), trade secrets, know-how, mask work rights and design rights, whether registered or unregistered, and all rights or forms of protection of a similar nature having equivalent or similar effect to any of the foregoing, which may subsist anywhere in the world.

1.14 “Launch” shall mean formal commercial availability and offering to physicians of a Diagnostic Test, as mutually agreed upon by the parties.

1.15 “New Assay(s)” shall mean any CEE™-based circulating tumor cell assay products developed in accordance with Section 3.5(e).

1.16 “Professional Component” shall mean the performance of the professional component of the assay steps of the Assay, and Collaboration Assays as agreed, which are covered by CPT codes from the Professional Fee Schedule with the modifier “26”.

1.17 “Technical Component” shall mean the performance of the technical component of the assay steps of the Assay, and Collaboration Assays as agreed, which are covered by CPT codes from the Professional Fee Schedule without the modifier “26”.

1.18 “Term” shall have the meaning provided in Section 10.1.

1.19 “Territory” shall mean the United States of America.

1.20 “Third Party(ies)” shall mean any entity other than Biocept or Clarient or an Affiliate of Biocept or Clarient.

2.	APPOINTMENT; LICENSES

2.1 Appointment. Upon the terms and conditions set forth in this Agreement, Biocept hereby grants Clarient during the Term the exclusive right, except as limited by Sec. 2.3 (a), to promote Diagnostic Tests in the Territory, together with Biocept, for the clinical testing market, and to perform the Professional Component of the Diagnostic Tests in the Territory, in accordance with the terms of this Agreement. For purposes of clarity, the clinical testing market means performance of the Assay for patient care excluding testing for pharmaceutical companies.

2.2 Trademark Licenses. The parties hereby grant to each other non-exclusive, fully-paid, royalty-free licenses to utilize the other party’s trademarks, as follows:

(a) Biocept Trademarks. To facilitate the promotion and performance of Diagnostic Tests, during the Term Biocept hereby grants Clarient a non-exclusive, royalty-free, non-transferable license to use the Biocept Trademarks solely for use in connection with the promotion and performance of the Diagnostic Tests in the Territory. All materials associated with the Diagnostic Tests and used by Clarient in connection with the promotion and performance of the Diagnostic Tests, including web-based, shall be co-branded with such Biocept Trademarks as approved by Biocept prior to distribution. All use of Biocept Trademarks by Clarient hereunder shall inure to the benefit of Biocept, and these rights, whether registered or not registered, at all times shall remain the sole property of Biocept. Biocept shall provide Clarient with copies of the Biocept Trademarks in an appropriate form for the uses contemplated in this Agreement. Clarient shall provide Biocept with specimens of all proposed use of the Biocept Trademarks in advance of such proposed use and Biocept shall have the right to approve the appearance and placement of Biocept Trademarks by Clarient for the purpose of protecting and maintaining the standards of quality maintained by Biocept for products sold under the Biocept Trademarks and for use of the Biocept Trademarks. If Biocept at any time finds that Clarient is not in compliance with this Section, then Biocept may notify Clarient in writing of such deficiencies, and if Clarient fails to correct such deficiencies within thirty (30) days after receipt of such notice, Biocept may, at its election and in addition to any other remedies, terminate the license granted to Clarient with respect to the Biocept Trademarks. Clarient shall display the ™ or ® symbol, as directed by Biocept, in connection with Clarient’s use of the Biocept Trademarks.

(b) Clarient Trademarks. To facilitate the promotion and performance of Diagnostic Tests, during the Term Clarient hereby grants Biocept a non-exclusive, royalty-free, non-transferable license to use the Clarient Trademarks solely for use in connection with the promotion and performance of the Diagnostic Tests in the Territory. All materials associated with the Diagnostic Tests and used by Biocept in connection with the promotion and performance of the Diagnostic Tests, including web-based, shall be co-branded with such Clarient Trademarks as approved by Clarient prior to distribution. All use of Clarient Trademarks by Biocept hereunder shall inure to the benefit of Clarient, and these rights, whether registered or not registered, at all times shall remain the sole property of Clarient. Clarient shall provide Biocept with copies of the Clarient Trademarks in an appropriate form for the uses contemplated in this Agreement. Biocept shall provide Clarient with specimens of all proposed use of the Clarient Trademarks in advance of such proposed use and Clarient shall have the right to approve the appearance and placement of Clarient Trademarks by Biocept for the purpose of protecting and maintaining the standards of quality maintained by Clarient for products sold under the Clarient Trademarks and for use of the Clarient Trademarks. If Clarient at any time finds that Biocept is not in compliance with this Section, then Clarient may notify Biocept in writing of such deficiencies, and if Biocept fails to correct such deficiencies within thirty (30) days after receipt of such notice, Clarient may, at its election and in addition to any other remedies, terminate the license granted to Biocept with respect to the Clarient Trademarks. Biocept shall display the ™ or ® symbol, as directed by Clarient, in connection with Biocept’s use of the Clarient Trademarks.

2.3	Exclusivity.

(a) During the Term, the parties will promote and perform the Diagnostic Tests for the clinical testing market on an exclusive basis in the Territory, except as otherwise provided for below. Biocept will have sole responsibility for performing the Technical Component of all Diagnostic Tests sold by the parties. Clarient will have sole responsibility for performing the Professional Component of Diagnostic Tests sold by the parties. Biocept may engage other groups in promotion and marketing arrangements for the Diagnostic Tests for customers or clients not traditionally called on by Clarient, but such groups shall not perform any aspect of the Diagnostic Tests, including, without limitation, Technical Components or Professional Components. Biocept shall provide thirty (30) days written notice to Clarient before entering into any such promotion and marketing arrangement.

(b) During the Term, neither party nor any Affiliate of a party shall commercialize (including either by license or sale), distribute, promote, market or offer for sale a CTC diagnostic test that is competitive with the Diagnostic Tests in the clinical testing market. The foregoing restriction shall not apply to Clarient’s or its Affiliates’ use or sale of the CellSearch test that is either requested by name from a customer or client of Clarient or its Affiliates, or in the context of development and commercialization of Clarient’s Assist Digital Pathology system.

3.	COLLABORATION

3.1 Purpose. During the Term, the parties agree to cooperate and collaborate to promote and commercialize the Diagnostic Tests for the clinical testing market in the Territory and in accordance with the terms of this Agreement (the “Collaboration”). The principal objective of the parties hereunder is to maximize the commercialization of the Diagnostic Tests in the Territory. The parties shall deploy each of their respective sales forces in accordance with the terms of this Agreement in an effort to promote and perform the Diagnostic Tests in the Territory in the manner as agreed to by the parties, under the direction of the Joint Steering Committee.

3.2 Expansion of Territory. At any time during the Term, should Biocept desire to sell, transfer, assign or license the Assay or any Collaboration Assay to one or more Third Parties on an exclusive basis for any country or other area outside of the Territory, it shall first provide written notice thereof to Clarient.

3.3 Clarient Responsibilities. Clarient shall use commercially reasonable efforts to promote the Diagnostic Tests in the Territory, generally using substantially similar sales channels and methods and adhering to substantially similar standards that it generally employs with respect to its other products and tests. Without limiting the foregoing, Clarient’s responsibilities with respect to marketing and promotion of the Diagnostic Tests in the Territory during the Term shall include the following:

(a) Clarient Customers. Clarient shall use commercially reasonable efforts and be responsible to promote the Diagnostic Tests to its existing customer base, which shall be focused primarily on community hospital pathologists and community oncologists.

(b) Test Performance. Clarient shall have responsibility for performing, or having performed on its behalf, all Professional Components of the Diagnostic Tests sold by either party, or by any Third Party in accordance with Section 2.3(a).

(c) Sales, Marketing and Customer Service.

(i) Clarient shall, at its sole expense and in accordance with Section 2.2, develop and deliver to customers marketing materials for the Diagnostic Tests. Clarient shall use, as appropriate, Biocept’s “OncoCEE-BRTM”, OncoCEE™”, “CEE-Enhanced™” and “CEE-SureTM” brand and the Biocept corporate name and logo, together with any Clarient branding, as part of the marketing materials for the marketing of the Diagnostic Tests and, where appropriate, in its other public presentations and disclosures concerning the Diagnostic Tests. Biocept shall have the right to review all such materials prior to their initial use.

(ii) Clarient shall cause its sales force to promote the Diagnostic Tests.

(iii) Clarient shall promote the sale of the Diagnostic Tests by including the Diagnostic Tests in its menu of services and by incorporating marketing materials regarding the Diagnostic Tests into its own marketing materials.

(iv) Clarient shall keep Biocept reasonably informed of its planned marketing activities with respect to the Diagnostic Tests to allow Biocept to forecast its needs for reagents, equipment, laboratory space, personnel, computing, and testing reporting capabilities, including at each Joint Steering Committee meeting as indicated in Section 4, and will discuss and consider in good faith Biocept’s suggestions for marketing the Diagnostic Tests.

(v) Clarient will provide customer service and support for the Diagnostic Tests using substantially similar methods and adhering to substantially similar standards that it generally employs with respect to its other products and tests.

(d) Samples and Logistics.

(i) Clarient will be responsible for the logistics associated with its own marketing efforts and performance of Professional Components of the Diagnostic Tests, including distribution of sample shipping kits, sample transport to Biocept, patient referral, billing and collections in accordance with Section 3.5(b)(iii), reporting of results and reporting quality control, and insurance or patient reimbursement.

(ii) Clarient will, at its discretion and to the extent it is able, provide clinical samples to Biocept for the development and validation of the Diagnostic Tests at no cost, and will, at its discretion, test, for comparative purposes in research and validation studies only and not for provision of the results to patients, reasonable numbers of such clinical samples, and samples sourced by Biocept, using the CellSearch technology, at cost plus ten percent (10%).

(e) Demand Forecast. Within thirty (30) days of the Launch of the Assay, Clarient shall deliver to Biocept a two-year rolling forecast of Clarient’s expectation for physician requests for the Diagnostic Tests (the “Demand Forecast”), which Demand Forecast shall be broken down into quarterly demand for the Assay (with respect to each quarter, the “Quarterly Forecast”) and shall be attached hereto as Exhibit A. Beginning on the first day of the second (2nd) full calendar quarter following the date of Launch, the Demand Forecast shall be updated on a quarterly basis. During the first two (2) full calendar quarters following the launch of the Assay, the Demand Forecast shall be a good faith but non-binding forecast for Assay demand, and beginning with the third (3rd) full calendar quarter following launch, the Quarterly Forecast for such calendar quarter shall become binding, and the parties shall mutually agree upon a Performance Standard in accordance with Section 3.5(h). In the event the parties develop a Collaboration Assay under the terms of this Agreement, demand for such Collaboration Assay shall be included in the Demand Forecast at all times following the Launch of such Collaboration Assay, and the Quarterly Forecast for such Collaboration Assay shall similarly become binding, and a Performance Standard mutually agreed to in accordance with Section 3.5(h), beginning with the third (3rd) full calendar quarter after the launch of such Collaboration Assay.

(f) Technical Developments. Clarient shall keep Biocept fully informed as to all discoveries and technical developments (including, without limitations, any inventions) made by Clarient during the Term related to the Diagnostic Tests.

(g) Billing, Reporting, Auditing.

(i) Clarient shall be solely responsible for billing the patient, the provider and/or the payer for the Assay, including both the Technical Component and the Professional Component of the Assay, and the collection of such amounts with respect to each Assay performed. Biocept shall bill Clarient directly up to no more than twice a month for the Technical Component of each Assay, based on each applicable CPT Code actually used in the performance of such Technical Component, employing the Medicare rates for 2008 as described on Exhibit B for the initial one (1) year period, and Clarient shall pay Biocept within sixty (60) days following the invoice date. Clarient shall bear all collection risk for reimbursement for the Assay, and shall pay Biocept for the Technical Component of invoiced Assays regardless of whether Clarient receives payment for them. The Medicare rates used for determining the amount Clarient will pay Biocept for the Technical Component of the Assay will be adjusted annually on each anniversary of the date of Launch, i.e. the Medicare rates for each Assay invoiced in each subsequent year of the Agreement will employ the applicable CPT Code rates for the year that is three (3) years prior (e.g., in 2012, the Medicare rates for 2009 will be used).

(ii) This Section 3.3(g) shall survive any termination or expiration of this Agreement for at least twelve (12) months following the effective date of such termination or expiration.

3.4 Biocept Responsibilities. Biocept shall use commercially reasonable efforts to promote the sale of the Diagnostic Tests in the Territory, generally using at least the same sales channels and methods and adhering to at least the same standards that it generally employs with respect to its other products and tests. Without limiting the foregoing, Biocept’s responsibilities during the Term shall include the following:

(a) Biocept Customers. Biocept shall use commercially reasonable efforts and be responsible to promote the Diagnostic Tests primarily to cancer centers and their associated key opinion leaders, medical oncologists and surgical oncologists.

(b) Test Performance. Biocept shall be responsible for performing all Technical Components of all Diagnostic Tests sold by either party, or by any Third Party in accordance with Section 2.3(a).

(c) Sales, Marketing and Customer Service.

(i) Biocept shall cause its sales force to promote the Diagnostic Tests.

(ii) Biocept shall keep Clarient reasonably informed of its planned marketing activities with respect to the Diagnostic Tests to allow Clarient to forecast its needs for equipment, space, personnel, computing, and testing reporting capabilities, including at each Joint Steering Committee meeting as indicated in Section 4, and will discuss and consider in good faith Clarient’s suggestions for marketing the Diagnostic Tests.

(iii) Biocept will provide customer service and support for the Diagnostic Tests using substantially similar methods and adhering to substantially similar standards that it generally employs with respect to its other products.

(d) Samples and Logistics. Biocept will be responsible for the logistics associated with its own marketing efforts and performance of the Technical Components of the Diagnostic Tests, including shipping materials and kits, patient referral and customer service.

(e) Training and Education.

(i) Biocept shall provide sales and technical training and technical support, including assistance with customer education and customer consultations, to Clarient’s personnel, with the frequency and content of the training to be determined by agreement between Biocept and Clarient.

(ii) Biocept will share its product and service educational materials and scientific publications to utilize in patient education through Clarient, and hereby grants Clarient rights to use such materials as are reasonably necessary for Clarient to carry out its obligations under this Agreement. Clarient may not alter or revise these materials without the prior written consent of Biocept.

(f) Regulatory Approval. Biocept has licenses enabling it to perform and obtain reimbursement for the Assay in all states in the Territory except New York and Rhode Island, where it is currently seeking such licenses. Biocept will maintain all such licenses which are reasonably required to perform the Assay during the Term. For any Collaboration Assay, Biocept will use commercially reasonable efforts to obtain or maintain licenses enabling it to perform such Collaboration Assay and obtain reimbursement therefor, in accordance with each amendment to this Agreement entered in accordance with Section 3.5(e). Clarient will cooperate with Biocept so that Clarient’s marketing and sales efforts are conducted only in those states or regions of the Territory in which Biocept has obtained any necessary regulatory licenses to provide the Diagnostic Tests.

(g) Technical Developments. Biocept shall keep Clarient fully informed as to all discoveries and technical developments (including, without limitations, any inventions) made by Biocept during the Term related to the Diagnostic Tests.

3.5 Joint Responsibilities. The parties shall use commercially reasonable efforts to cooperate and collaborate to develop the market for the Diagnostic Tests in the Territory. Without limiting the generality of the foregoing, the parties shall collaborate to provide the following:

(a) Test Materials and Shipping. Subject to Section 3.3(c)(i), Clarient shall design and order all test materials, including test requisition forms, test reports and collateral sales and marketing (advertising and promotional) materials to be used by Clarient, which shall be approved by Biocept prior to use. Biocept shall design and order sample shipping kits, to be used by the parties and Clarient shall pay fifty percent (50%) of Biocept’s actual cost for such sample kits used by the parties under this Agreement.

(b) Performance of Tests.

(i) The parties will work together to develop a plan to implement detailed operation protocols within sixty (60) days of the Effective Date for each aspect of sample logistics, including CLIA validation testing, ordering, shipping, accessioning, sample handling, testing, data generation, data evaluation and reporting. These sample logistics shall be agreed upon by the parties through the Joint Steering Committee and, once agreed upon by the parties in writing, deemed to be attached hereto as Exhibit C without any additional action required on the part of either party. Information, data and images shall be transferred between the parties as indicated for this purpose, and the parties will seek to make their respective laboratory information management systems and data transfer capabilities compatible.

(ii) If Clarient desires to utilize any Diagnostic Tests in support of any clinical trial or research program for a pharmaceutical or biotechnology company(ies) in the Territory, Clarient shall notify Biocept in writing of such desired use. The terms and conditions (including pricing) of each such use shall be covered by a separate written agreement which the parties agree to negotiate in good faith.

(iii) Each party will use commercially reasonable efforts to support the other in the account to best meet the needs and expectations of each customer.

(c) Communication Plan. Clarient and Biocept shall develop a communications plan through the Joint Steering Committee for the announcement and ongoing promotion of the Diagnostic Tests to customers, with all communications plan materials, including test requisition forms, being co-branded with Biocept and Clarient corporate names and logos in accordance with Sections 2.2 and 3.3(c)(i).

(d) Data Sharing. Clarient acknowledges that Biocept has entered into this Agreement to, among other things, establish a database of results from the Diagnostic Tests it performs, which database will include patient information such as disease characterization, treatment and outcome information. To that end, to the extent permitted by applicable law and as mutually agreed by the parties, where available each party will share patient data, Diagnostic Test data and results, and corresponding tissue data with the other party, as well as any follow up or outcome data that may become available or provided by the physician or patient for Diagnostic Tests performed and will cooperate in good faith with the other party to agree upon procedures for sharing such information. Such information may be used only for longitudinal reporting, outcomes correlation and related research, shall be handled in accordance with all applicable laws, including, without limitation, HIPAA, and applicable institutional review board guidelines, and shall not be used for the purpose of obtaining information about the other party’s clients or customers. To the extent feasible, all such information will be properly de-identified.

(e) New Assays.

(i) During the Term, Biocept shall keep Clarient reasonably apprised of its plans for New Assays for the clinical testing market. Clarient shall hold any such disclosure regarding such New Assay on a confidential basis and will not disclose such information to any Third Party without the consent of Biocept. If at any time Biocept desires to commercialize a New Assay with one or more Third Parties, either by license, sale, transfer or assignment of any such New Assay, Biocept shall first offer to Clarient the right to negotiate an agreement with respect to the commercialization of such New Assay by delivering written notice thereof to Clarient (each an “Option Notice”). Clarient shall have thirty (30) days from the date of such Option Notice to notify Biocept in writing of whether it desires to negotiate an agreement with Biocept to commercialize such New Assay. If Clarient indicates it has no interest in such New Assay, or does not respond within thirty (30) days of the date of such Option Notice, or such longer period as the parties may otherwise mutually agree, Biocept shall be free to pursue the commercialization of such New Assay with one or more Third Parties. Should Clarient indicate it does have interest in the New Assay within the thirty (30) day or other mutually agreed to period, the parties shall negotiate in good faith for up to sixty (60) days, or such longer period as the parties may otherwise mutually agree, an amendment to this Agreement to set forth the terms and conditions that would govern the marketing and commercialization of such New Assay, including regulatory or licensing requirements. If the parties successfully conclude such amendment to this Agreement covering a New Assay, such New Assay shall be deemed a “Collaboration Assay” for all purposes under this Agreement and shall be subject to the terms of this Agreement as amended, and if the parties are unsuccessful in concluding such amendment to this Agreement, Biocept shall be free to pursue the commercialization of such New Assay with one or more Third Parties.

(ii) In addition, should Clarient desire for Biocept to develop a specific New Assay to be offered by the parties as a Diagnostic Test under this Agreement, the parties shall negotiate in good faith an amendment to this Agreement that will govern the development and commercialization of such New Assay, which amendment may include financial support, contributions of and access to each party’s technology and/or clinical samples, milestones, timing of the development effort, exclusivity and ownership rights. Any such agreed upon New Assay development shall be performed by Biocept or jointly as the parties may agree. Once the parties have agreed upon a plan relating to the improvement or development of a particular New Assay (each, a “Project”), the parties shall reduce such agreement to writing, which shall include a project plan which will set forth each party’s obligations, with respect to the Project (each, a “Project Plan”) and thereafter, such New Assay shall be deemed a “Collaboration Assay” for all purposes under this Agreement and shall be subject to the terms of this Agreement as amended. Each such Project Plan shall be attached as a part of Exhibit C to this Agreement following written acceptance thereof by both parties without any additional action required on the part of either party. Any amendments or revisions to a Project Plan shall be mutually agreed upon by the parties in writing.

(f) Costs and Expenses. Unless otherwise specified herein or in a Project Plan attached hereto, each party shall perform its activities under this Agreement at its sole cost and expense.

(g) Training and Education.

(i) The parties shall work together to develop and implement a training program for client services and the sales and marketing representatives of each party to ensure that a clear and consistent message is delivered to all prospective customers. Following such implementation, each party agrees to train its client services and sales and marketing representatives in accordance with such training program.

(ii) Representatives of each party, where deployed, shall each educate physicians on the Diagnostic Tests, their applications and benefits, and the procedures for providing samples for the Diagnostic Tests. The parties will jointly approve all presentation and meeting materials. In addition, the parties will each be responsible for providing customer support related to test logistics, billing and reimbursement, and for establishing a call center / web portal to handle inquiries related to the Assay. For purposes of clarity, the parties acknowledge and agree that Clarient will not be required to establish a dedicated web portal, but all results of Diagnostic Tests will be made available in its Pathsite portal. Technical or process questions regarding the Assay received by Clarient can be referred to Biocept. Each party will cover its own costs related to physician education, customer support, and any travel related thereto and comply with all federal and state regulations regarding the same.

(h) Performance Standards. Each party shall conduct its activities under this Agreement and any Project Plan in a professional and workmanlike manner, and in compliance in all material respects with the requirements of applicable laws and regulations, to attempt to achieve the objectives of this Agreement efficiently and expeditiously. Each party shall contribute such personnel and resources, and shall maintain such laboratories and other facilities, as are reasonably necessary to carry out the activities to be performed under this Agreement, including any Project Plans. In conformity with standard industry practices and the terms and conditions of this Agreement, each party shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to activities conducted by such party under this Agreement, including any Project Plans. In addition, the parties shall work together to establish minimum agreed upon performance standards with respect to the promotion and performance of the Diagnostic Tests, and the timely supply, accuracy, reliability and reporting of the Diagnostic Tests, as well as responsiveness to customer inquiries related to the Diagnostic Tests throughout the Territory (collectively, “Performance Standards”). In the event that one or more Performance Standards are not met, the parties will work quickly and efficiently to (i) identify the cause of the failure, (ii) develop a plan to remediate the issue, and (iii)

implement the remediation plan. If the parties are unable to successfully resolve a Performance Standards issue by this procedure, such failure to maintain Performance Standards shall constitute a material breach, and either party may terminate this Agreement in accordance with Section 10.2.

4.	JOINT STEERING COMMITTEE

4.1 Purpose and Membership. Promptly following the Effective Date, Biocept and Clarient will create a Joint Steering Committee for the purpose of facilitating communications between the parties in the course of the Collaboration. The Joint Steering Committee shall be composed of an equal number of representatives of each of Biocept and Clarient, each of whom shall have appropriate experience, knowledge and authority within such party’s organization to carry out the duties and obligations of the Joint Steering Committee. Each party will designate one of its representatives as the primary contact for that party with respect to Joint Steering Committee-related matters, which such representatives shall serve as co-chairpersons of the Joint Steering Committee. Each party may change its representatives to the Joint Steering Committee or its primary contact from time to time in its sole discretion, effective upon notice to the other party of such change. These representatives shall have appropriate technical credentials, experience and knowledge. A reasonable number of additional representatives of a party may attend meetings of the Joint Steering Committee in a non-voting capacity.

4.2 Duties. The Joint Steering Committee shall meet in person or by teleconference or videoconference no less than quarterly during the Term or as otherwise mutually agreed by the parties from time to time. The responsibilities of the Joint Steering Committee shall be responsible for (i) monitoring the progress of the collaboration, including discussions relating to New Assays and Collaboration Assays, (b) physician education with respect to the Diagnostic Tests, (c) marketing, sales and account coordination, (d) any regulatory inquiries or requirements and other issues that affect the availability of the Diagnostic Tests, and (e) reimbursement issues (including annual review of actual amounts received by Clarient for relevant CPT Codes), logistical considerations, and other topics as necessary. The Joint Steering Committee shall serve as the principal forum for each party to (i) keep the other party informed of the results of its Collaboration activities; (ii) to discuss Diagnostic Test commercialization strategies, and (iii) generally to encourage and facilitate ongoing cooperation between the parties with respect to the Collaboration, including the business relationship and/or any other matter relating to the Collaboration and resolving disputes between the parties with respect to Intellectual Property Rights; provided, however, that (A) nothing in this Agreement shall limit either party’s right to seek immediate equitable or injunctive relief where appropriate without any obligation to first submit the dispute to the Joint Steering Committee; and (B) any decision concerning medical necessity and patient care with respect to Diagnostic Tests sold by or performed on behalf of Clarient shall be the sole responsibility of Clarient’s Medical Director.

4.3 Decisions; Disputes. Decisions of the Joint Steering Committee shall be made by unanimous vote, with each party’s representatives on the Joint Steering

Committee collectively having one vote. In the event that the Joint Steering Committee cannot or does not, after good faith efforts, reach agreement on an issue, such issue shall first be referred to the Designated Executive Officers, who shall meet promptly thereafter and shall attempt in good faith to resolve such issue. In the event that the Designated Executive Officers cannot or do not, after good faith efforts, reach agreement on an issue, the issue shall be submitted to voluntary mediation. The Designated Executive Officers of each party shall select a mediator who is an expert with no less than seven years of experience in the subject matter to which the dispute relates. In the event that the Designated Executive Officers of the parties are unable to agree upon a mediator within twenty (20) days, then the Designated Executive Officers shall contact the San Diego County office of JAMS to select a mediator from the JAMS panel. If they are unable to agree, JAMS shall provide a list of three available mediators and each party may strike one. The remaining one will serve as the mediator. The mediation shall be conducted under JAMS rules. The parties agree that they shall share equally the cost of the mediation filing and hearing fees, and the cost of the mediators that constitute the panel. Each party shall bear its own attorneys’ and expert fees and all associated costs and expenses.

5.	REGULATORY COMPLIANCE

5.1 Compliance with Laws. Biocept and Clarient and their respective Affiliates each agree to perform their respective obligations under this Agreement in material compliance with applicable federal, state and local laws, rules, and regulations in the Territory, including but not limited to applicable regulations, rules, and policies of third party payers that pay for the Diagnostic Tests.

5.2 Privacy. Biocept and Clarient and their respective Affiliates agree to protect the privacy and provide for the security of any information that relates to a patient’s past, present, or future physical or mental health or condition in accordance with HIPAA, and any other applicable federal and state privacy laws and regulations in the Territory. Each party agrees to execute one or more Business Associate Agreements (as defined under HIPAA) as the other party, or its providers or payers, may from time to time request.

5.3 Licenses and Certifications. Biocept and, to the extent applicable, Clarient shall have at all times during the Term, all necessary federal, state and local licenses, qualifications and certifications to operate a laboratory and perform their respective components of the Diagnostic Tests, including, but not limited to, state laboratory licenses, CLIA certification, CAP (College of American Pathologists) certification, FDA registration, and any other licenses or certification required by state and/or federal law. All Diagnostic Tests performed by Biocept, and, to the extent applicable, Clarient, shall be in accordance with applicable state and federal testing requirements for clinical reference laboratories.

6.	MATERIALS TRANSFER

In order to facilitate the Collaboration, either party may provide to the other party certain biological materials or chemical compounds including, but not limited to, samples (collectively, “Materials”) for use by the other party in furtherance of the Collaboration. Except as expressly provided under this Agreement, all such Materials delivered to the other party will remain the sole property of the supplying party, will be used only in furtherance of the Collaboration and solely under the control of the other party, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying party, and will not be used in research or testing involving human subjects except as permitted by applicable law. The Materials supplied hereunder must be used with prudence and appropriate caution in any experimental work and in accordance with all applicable laws.

7.	INTELLECTUAL PROPERTY

7.1 Existing Technology. Each party acknowledges that the other party owns certain technology and Intellectual Property Rights which have been independently developed by, or at the request of, such other party, whether prior to, during or subsequent to the Term. Except as expressly provided in this Agreement, neither this Agreement nor the activities performed hereunder, shall give either party any rights or interest in or to the technology or Intellectual Property Rights of the other party (or of any Materials provided by such party). Each party owns, and shall continue to own, all right, title and interest in and to its respective technology, including, without limitation, all Intellectual Property Rights relating thereto. Without limiting the generality of the foregoing, at all times during and after the Term, Biocept shall own all rights to its CEE™ technology and any improvements related thereto, generated during the performance of this Agreement. Biocept and Clarient shall promptly notify the other in writing upon becoming aware of any alleged or threatened infringement of any Intellectual Property Rights related to a Diagnostic Test. Biocept shall have the right to bring and control any action or proceeding with respect to any such infringement at its own expense and by counsel of its own choice. If Biocept elects not to bring any such action or proceeding with respect to such infringement, it shall promptly notify Clarient of the same and agrees to consider, in good faith a request by Clarient to bring any such action or proceeding. Any agreement allowing Clarient to bring such action or proceeding on behalf of Biocept shall be set forth in a separate written agreement between the parties. Except as expressly provided above, the parties shall be under no obligation to enforce any of their Intellectual Property Rights against any actual or threatened Third Party infringements.

7.2 Biocept Technology. Without limiting the generality of the foregoing, Biocept owns, and Clarient acknowledges Biocept’s ownership of, (i) the Assay, and (ii) all Intellectual Property Rights in the Assay, and Clarient agrees that it shall not do or suffer to be done any act or thing or undertake any action anywhere that in any manner might infringe, or impair the validity, scope, or title of Biocept in the Assay or Intellectual Property Rights owned by Biocept. Nothing herein shall limit Clarient’s ability to prosecute fully any and all Intellectual Property Rights owned by Clarient with any patent office or related government agency or to respond fully to any government agency inquiry with respect to its Intellectual Property Rights, products, and services.

7.3 Infringement. If any Third Party claims or brings an action alleging that any activities of Biocept or Clarient or their Affiliates under this Agreement infringe any of such Third Party’s patent rights, Biocept shall use commercially reasonable efforts to address such claims. If Biocept determines to seek a license or otherwise obtain the right to use such Third Party patent rights on behalf of Biocept and Clarient, then Biocept shall be solely responsible for the payment of any reasonable royalties or other payments that may be due to such Third Party, unless the parties agree otherwise in writing.

7.4 Data and Results. All data and results from performance of Diagnostic Tests on samples provided by Clarient shall be owned by the patient for whom the Diagnostic Test was performed, and each party shall be entitled to use such data and results to the extent necessary to perform its obligations under this Agreement and in accordance with Section 3.5(d).

7.5 Trademarks.

(a) Biocept shall be responsible and bear the expense of any filing, prosecution, maintenance and enforcement of the Biocept Trademarks as it may determine in its sole discretion, without obligation. Clarient shall not, during the Term or thereafter, use or seek to register the trademarks or any trademark or trade name similar to or confusing with the Biocept Trademarks, or any translation thereof, in any jurisdiction. Clarient agrees that, if Clarient at any time obtains, in any jurisdiction, any right, title or interest in any mark, symbol or phrase which shall be identical to, similar to or likely to be confused with any Biocept Trademark or any translation thereof, then Clarient shall have acted or shall act as an agent and for the benefit of Biocept for the limited purpose of obtaining such registrations and assigning such registration (and all right, title and interest in such mark, symbol or phrase) to Biocept.

(b) Clarient shall be responsible and bear the expense of any filing, prosecution, maintenance and enforcement of the Clarient Trademarks as it may determine in its sole discretion, without obligation. Biocept shall not, during the Term or thereafter, use or seek to register the trademarks or any trademark or trade name similar to or confusing with the Clarient Trademarks, or any translation thereof, in any jurisdiction. Biocept agrees that, if Biocept at any time obtains, in any jurisdiction, any right, title or interest in any mark, symbol or phrase which shall be identical to, similar to or likely to be confused with any Clarient Trademark or any translation thereof, then Biocept shall have acted or shall act as an agent and for the benefit of Clarient for the limited purpose of obtaining such registrations and assigning such registration (and all right, title and interest in such mark, symbol or phrase) to Clarient.

8.	REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; (c) this Agreement is legally binding upon it, enforceable in accordance with its terms; and (d) the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

8.2 Biocept Warranties.

(a) As of the Effective Date, the Assay is Biocept’s most current CTC based technology that has been validated for performing tests for CTC enumeration and the detection of the indicated analytes in breast cancer.

(b) Biocept represents and warrants to Clarient that: (1) the Assay constitutes an original work of Biocept (or is duly licensed by Biocept for the purposes for which it is offered); (2) Biocept is the lawful owner or licensee of all materials used in connection with the development of the Assay and has the rights to use the Assay, and to allow Clarient to use the results of the Technical Component of the Diagnostic Tests and otherwise perform Clarient’s responsibilities under this Agreement; (3) to Biocept’s knowledge, after a commercially reasonable investigation comprised of a freedom to operate analysis commensurate with its resources, the Assay does not infringe the Intellectual Property Rights of any Third Party.

(c) Biocept has full power and authority and has obtained all Third Party consents, approvals, assignments and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder.

(d) Biocept owns all right, title and interest in and to the Assay.

(e) There are no existing contracts, agreements, commitments, proposals, offers, or rights with, to, or in any person to acquire any of the rights under the Assay which would prevent or materially and adversely alter the performance of the obligations hereunder.

8.3 Third Party Infringement. In the event that the Assay, or any part thereof becomes the subject of any claim, suit or proceeding for infringement of the Intellectual Property Rights of any Third Party, or if the Assay, or any part thereof, is held or otherwise determined to infringe any Intellectual Property Rights of any Third Party such that Biocept can no longer perform its obligations under this Agreement, Biocept shall in its sole discretion either: (1) secure for Clarient the right to continue using the Assay; (2) replace or modify the Assay to make it non-infringing without degrading its performance or utility; or (3) notify Clarient that it will perform neither (1) nor (2), in which case either party shall thereafter have the right to terminate this Agreement immediately upon written notice to the other party.

8.4 Disclaimer. Except as expressly set forth herein, THE TECHNOLOGY, MATERIALS AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

8.5 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section shall neither (a) apply to any liability for damages arising from breach of any obligations of confidentiality under Article 9, nor (b) limit the indemnification obligations of the parties arising under Article 11 of this Agreement.

9.	CONFIDENTIALITY

9.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party agrees that, during the Term and for 10 years thereafter, such party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose, other than as expressly provided for in this Agreement, any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (collectively, “Confidential Information”). The Receiving Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

9.2 Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party, without the use of Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s written records maintained in the ordinary course of business.

9.3 Authorized Disclosure. Each party may disclose Confidential Information of the other party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) enforcing such party’s rights under this Agreement;

(b) prosecuting or defending litigation as permitted by this Agreement;

(c) complying with applicable court orders or governmental regulations;

(d) disclosure to Affiliates, contractors, employees and consultants who need to know such information for the development and commercialization of the Diagnostic Tests in accordance with this Agreement, on the condition that any such Third Parties agree to be bound by confidentiality and non-use obligations that are no less stringent than the terms of this Agreement; and

(e) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 9.3(b) or Section 9.3(c), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

9.4 Confidentiality of this Agreement. Except as otherwise provided in this Section 9, each party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other party hereto, except that each party may disclose the terms of this Agreement that are otherwise made public prior to the date of such disclosure or to the extent such disclosure is permitted under Section 9.3.

9.5 Press Releases; Public Announcements. Neither party shall make a press release or public announcement that includes information relating to the Collaboration that has not been previously published without the approval of the other party. At least five days prior to any such press release or public announcement the party proposing to make such press release or public announcement (the “Publishing Party”) shall provide to the other party a draft copy thereof for its review and approval. The Publishing Party may not publish such press release or public announcement without obtaining the other party’s prior written approval. In addition, the Publishing Party shall, at the other party’s request, remove therefrom any Confidential Information of such other party. The contribution of each party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

10.	TERM AND TERMINATION

10.1 Term. The term of this Agreement will commence on the Effective Date and continue for a period of three (3) years after the Effective Date (the “Initial Term”). Thereafter, this Agreement shall be renewable by mutual written agreement of the parties for successive one (1) year periods thereafter (each, a “Renewal Term” and together with the Initial Term, the “Term”).

10.2 Termination.

(a) Material Breach. Either party shall have the right to terminate this Agreement before the end of the Term upon written notice to the other party if such other party is in material breach of this Agreement and has not cured such breach within sixty (60) days (the “Cure Period”) after notice from the terminating party requesting cure of the breach. Any such termination shall become effective at the end of such Cure Period unless the breaching party has cured such breach prior to the end of such Cure Period. Any right to terminate under this Section 10.2(a) shall be stayed and the Cure Period tolled in the event that, during any Cure Period, the party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 12 with respect to the alleged breach, which stay and tolling shall continue until such dispute resolution procedures have been completed in accordance with Article 12. Nothing herein is intended to prevent either party from seeking immediate equitable or injunctive relief.

(b) Termination for Convenience. Clarient shall have the right to terminate this Agreement at any time, for any or for no reason, upon one hundred twenty (120) days written notice to Biocept.

10.3 Effect of Termination; Surviving Obligations.

(a) Upon any termination or expiration of this Agreement, all licenses granted hereunder shall automatically terminate and revert to the granting party and all other rights and obligations of the parties under this Agreement shall terminate, except as provided elsewhere in Section 10.4.

(b) Upon termination or expiration of this Agreement, each party will use their best efforts to return to the other party or destroy all tangible copies of the other party’s Confidential Information in such party’s possession or control and will erase from its computer systems all electronic copies thereof; provided, however, that each party may retain one archival copy of the other party’s Confidential Information solely for purposes of monitoring compliance with its obligations under Article 9 hereof.

10.4 Survival. Expiration or early termination of this Agreement shall not relieve either party of any obligation accruing prior to such expiration or termination. In addition, Sections 3.3(g), 4.3, 5.1, 5.2 (to the extent required by law) 8.1, 8.2, 8.3, 8.5, 10.3 and 10.4, and Articles 1, 7, 9, 11, 12 and 13 will survive any expiration or termination of this Agreement.

11.	INDEMNIFICATION

11.1 Indemnification by Clarient. Clarient hereby agrees to save, defend, indemnify and hold harmless Biocept, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Biocept Indemnitees”), from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees resulting from any claim, demand, action or other proceeding by any Third Party (“Losses”) to the extent such Losses arise directly or indirectly out of: (a) the gross negligence or willful misconduct of any Clarient Indemnitee (defined below); (b) the material breach by Clarient of any warranty, representation, covenant or agreement made by it in this Agreement; or (c) the performance by Clarient of the material aspects of the Professional Component of a Diagnostic Test; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Biocept Indemnitee or the material breach by Biocept of any warranty, representation, covenant or agreement made by it in this Agreement.

11.2 Indemnification by Biocept. Biocept hereby agrees to save, defend, indemnify and hold harmless Clarient, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Clarient Indemnitees”), from and against any and all Losses to the extent such Losses arise directly or indirectly out of: (a) the gross negligence or willful misconduct of any Biocept Indemnitee; (b) the material breach by Biocept of any warranty, representation, covenant or agreement made by it in this Agreement; or (c) the performance by Biocept of the material aspects of the Technical Component of a Diagnostic Test; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Clarient Indemnitee or the material breach by Clarient of any warranty, representation, covenant or agreement made by it in this Agreement.

11.3 Procedure. In the event a party seeks indemnification under Section 11.1 or 11.2, it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after such party (the “Indemnified Party”) receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party; in each case, without the prior written consent of the Indemnified Party.

11.4 Insurance. Each party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with industry standards during the Term and shall name the other party as an additional insured with respect to such insurance. Each party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other party upon request.

12.	Dispute Resolution

The parties recognize that disputes as to certain matters may arise from time to time during the Term. The parties shall first submit the dispute to the Joint Steering Committee for resolution in accordance with Section 4.3 hereof. In the event that the Joint Steering Committee is unable to resolve the dispute, the parties shall be entitled to seek relief in a court of competent jurisdiction. Notwithstanding the foregoing, to the full extent allowed by law, either party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect the parties’ rights or enforce the parties’ obligations under this Agreement pending resolution of any claims related thereto by the Joint Steering Committee.

13.	GENERAL PROVISIONS

13.1 Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of California, USA, without regard to the conflicts of law provisions thereof.

13.2 Entire Agreement; Modification. This Agreement, including the Exhibits hereto, is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be amended, modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

13.3 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

13.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

13.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

13.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

13.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

13.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; or (b) if mailed, five calendar days after the date of postmark.

If to Biocept, notices must be addressed to:

Biocept, Inc.
5810 Nancy Ridge Drive, Suite 150
San Diego, CA 92121
Attention: David Hale
Executive Chairman
Telephone: (858) 320-8200
Facsimile: (858) 320-8225

If to Clarient, notices must be addressed to:

Clarient Diagnostic Services, Inc.
31 Columbia
Aliso Viejo, CA 92656
Attention: General Counsel
Telephone: 949 643-7452
Facsimile: 949 425-5863

13.9 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control, including but not limited to, Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, any strike or labor disturbance. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within five (5) calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. In the event of a force majeure that persists for thirty (30) days or more, then either party may terminate this Agreement upon written notice to the other party.

13.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

BIOCEPT, INC.	CLARIENT DIAGNOSTIC SERVICES, INC.

By: /s/ David F. Hale	By: /s/ Ron Andrews

Name: David Hale	Name: Ron Andrews

Title: Executive Chairman	Title: CEO

Exhibit A

[Although the agreement calls for an Exhibit A, the issuer’s records indicate that no such exhibit was attached to the agreement.]

Exhibit B

[Although the agreement calls for an Exhibit B, the issuer’s records indicate that no such exhibit was attached to the agreement.]

Exhibit C

Test ID	CPT	Description	2011 Medicare Allowable (Per Unit)	2008 Medicare Allowable (Per Unit)	Unit
Enumeration
Capture	88346-TC	Immunofluorescent study, each Ab, direct	$77.12	$69.92	10

DAPI	88313	Special stains, Group II	$96.64	$85.35	1
	88313-TC	Special stains, Group II	$84.04	$72.93
	88313-26	Special stains, Group II	$12.61	$12.42

CK, CD45	88360	Morphometric analysis, each Ab, manual*	$147.37	$135.43	2
	88360-TC	Morphometric analysis, each Ab, manual*	$90.07	$77.56
	88360-26	Morphometric analysis, each Ab, manual*	$57.29	$57.87

HER2
	88368	Morphometric analysis, in situ hybridization (quantitative or semi-quantitative) each probe; manual	$267.47	$228.67	2
	88368-TC	Morphometric analysis, in situ hybridization (quantitative or semi-quantitative) each probe; manual	$200.19	$157.70
	88368-26	Morphometric analysis, in situ hybridization (quantitative or semi-quantitative) each probe; manual	$67.27	$70.97

	Aggregated Pricing

	88342		$124.72	$113.35
	88342-TC		$79.71	$68.96
	88342-26		$45.01	$44.39

	88346		$122.41	$114.70
	88346-TC		$77.12	$69.92
	88346-26		$45.29	$44.78

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